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                                                                     EXHIBIT 5.1
                                                                     -----------

                   [PILLSBURY MADISON & SUTRO LLP LETTERHEAD]

                                 April 4, 1997

Gensia Sicor Inc.
9360 Towne Center Drive
San Diego, California 92121

     Re: Registration Statement on Form S-3 (File No. 333-
         _____________).

Ladies and Gentlemen:

      We are acting as counsel for Gensia Sicor Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 2,305,200 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, previously issued by the Company to certain accredited investors in a private placement (the "Selling Stockholders"). The Common Stock will be offered and sold by the Selling Stockholders. In this regard we have participated in the preparation of a Registration Statement on Form S-3 (File No. 333-______) relating to such shares of Common Stock. Such Registration Statement, as amended, is herein referenced to as the "Registration Statement."

     We are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and are legally issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                            Very truly yours,

                                            /s/ Pillsbury Madison & Sutro LLP